Exhibit 99.1

Natus Medical Announces Record Second Quarter 2013 Financial Results

•	Reports record 2nd quarter revenue and non-GAAP earnings per share of 21 cents

•	Reports non-GAAP gross profit margin of 60%

SAN CARLOS, Calif. (August 1, 2013) – Natus Medical Incorporated (Nasdaq:BABY) today announced financial results for the three months ended June 30, 2013.

For the second quarter ended June 30, 2013, the Company reported revenue of $82.3 million, up 35% from $61.0 million in the second quarter of the previous year. Net income was $4.0 million, or $0.13 per diluted share, compared with net income of $0.3 million, or $0.01 per diluted share in the second quarter of 2012.

The Company reported non-GAAP earnings per share of $0.21 per diluted share for the second quarter 2013, up 91% from the $0.11 per diluted share reported for the second quarter of 2012.

“I am very pleased with both our record second quarter non-GAAP earnings and gross profit margin that increased to 60% from 57% last year,” said Jim Hawkins, President and Chief Executive Officer of the Company. “As we previously announced, weakness in international markets, particularly Europe and to a lesser extent Latin America, led to a second quarter revenue shortfall from the guidance we issued earlier in the quarter. This shortfall was in both our newborn and neurodiagnostic product categories. Domestic revenue was within our expectations.”

“I am also pleased to report that Saudi Arabia has adopted newborn hearing screening as a standard of care and has purchased our ALGO hearing screeners. With over a half million births every year, we expect this market to result in a significant ongoing supply business,” continued Hawkins.

“Our improved operating margin has been driven by increased operating leverage as a result of our acquisition strategy and reflects the leadership position of our products in both newborn care and neurology,” added Hawkins. “We are committed to achieving our 2013 non-GAAP operating margin goal of 12% and our longer term goal of non-GAAP operating margins of 13% to 17%, consistent with our historical levels. Our second quarter results demonstrate our progress towards this goal.”

The Company’s cash and cash equivalents increased $4.6 million to $28.9 million during the quarter and net debt was reduced by $2.2 million.

Financial Guidance

The Company provided guidance for the third and fourth quarter 2013 and updated its guidance for the full year 2013.

For the third quarter 2013, the Company expects to report revenue of $80 million to $82 million and non-GAAP earnings per share of $0.18 to $0.21.

For the fourth quarter 2013, the Company expects to report revenue of $84 million to $88 million and non-GAAP earnings per share of $0.22 to $0.25.

For the full year 2013 the Company expects to report revenue of $332 million to $338 million and non-GAAP earnings per share of $0.76 to $0.82.

The Company expects to record a restructuring charge of approximately $2 million during the third quarter associated with a plan to restructure and streamline operations and reduce costs. Non-GAAP earnings per share estimates do not include these estimated restructuring charges.

Included in the Company’s 2012 third and fourth quarter revenues were one time shipments of proprietary product to CareFusion. Natus agreed to manufacture this product for CareFusion through a supply agreement that was part of the purchase of Nicolet. These one-time revenues totaled $3.4 million; $1.2 million in the third quarter and $2.2 million in the fourth quarter of 2012.

The Company’s full year 2013 and quarterly non-GAAP earnings per share guidance exclude amortization of acquisition related intangibles, acquisition related charges, restructuring charges, and their related tax effects.

The Company’s non-GAAP guidance includes the impact of expensing employee share based compensation. All earnings per share amounts are on a diluted basis.

Use of Non-GAAP Financial Measures

The Company’s non-GAAP results for the second quarter 2013 exclude amortization expense associated with certain acquisition-related intangibles, restructuring charges, and direct costs of acquisitions.

The Company believes that the presentation of results excluding these charges provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operating results. Therefore, the Company believes these non-GAAP financial measures facilitate comparison of operating results across reporting periods. A reconciliation between the Company’s results of operations on a GAAP and non-GAAP basis for the periods reported is included as part of the condensed consolidated statements of operations at the end of this release.

The Company believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing the Company’s performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to the Company’s historical performance. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated.

Conference Call

Natus has scheduled an investment-community conference call to discuss this announcement beginning at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today, August 1, 2013. Individuals interested in listening to the conference call may do so by dialing 1-866-515-2912 for domestic callers, or 1-617-399-5126 for international callers, and entering reservation code 33919640. A telephone replay will be available for 48 hours following the conclusion of the call by dialing 1-888-286-8010 for domestic callers, or 1-617-801-6888 for international callers, and entering reservation code 63402814.

The conference call also will be available real-time via the Internet at http://investor.natus.com, and a recording of the call will be available on the Company’s Web site for 90 days following the completion of the call.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments in newborn care, hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and balance and mobility disorders. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, incubators to control the newborn’s environment, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include statements regarding the benefit of cost improvement initiatives, the goal of driving profitability and operating margins back to stated levels, revenue and non-GAAP profitability in the third and fourth quarter and full year 2013, the impact of amortization expense associated with acquisition-related intangible assets and the expected restructuring charges. These statements relate to current estimates and assumptions of our management as of the date of this press release, and future events or Natus’ future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. Our future results could differ materially due to a number of factors, including the effects of competition, the demand for our products and services, the impact of adverse global economic conditions on our target markets, our ability to expand our sales in international markets, our ability to maintain current sales levels in a mature domestic market, our ability to control costs, risks associated with bringing new products to market and integrating acquired businesses, and our ability to fulfill product orders on a timely basis. Natus disclaims any obligation to update information contained in any forward looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus’ annual report on Form 10-K for the year ended December 31, 2012, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

COMPANY CONTACT:

Natus Medical Incorporated

Jonathan A. Kennedy

Sr. Vice President and Chief Financial Officer

(650) 802-0400

InvestorRelations@Natus.com

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June	June	June	June
	2013	2012	2013	2012
Revenue	$82,250	$61,032	$168,084	$120,440
Cost of revenue	33,859	26,695	70,460	52,781

Gross profit	48,391	34,337	97,624	67,659

Operating expenses:
Marketing and selling	21,848	16,245	43,969	32,888
Research and development	8,626	6,585	16,801	13,331
General and administrative	11,759	10,890	25,837	20,395

Total operating expenses	42,233	33,720	86,607	66,614

Income from operations	6,158	617	11,017	1,045

Other income/(expense):
Interest income	34	4	65	9
Interest expense	(469)	(8)	(946)	(16)
Other income, net	(88)	301	25	484

Total other income/(expense)	(523)	297	(856)	477

Income before provision for income tax	5,635	914	10,161	1,522
Provision for income tax expense	1,615	590	2,699	909

Net income	$4,020	$324	$7,462	$613

Earnings per share:
Basic	$0.14	$0.01	$0.25	$0.02
Diluted	$0.13	$0.01	$0.24	$0.02
Weighted-average shares used to compute:
Basic earnings per share	29,666	28,921	29,685	28,888
Diluted earnings per share	30,468	29,697	30,470	29,610

NATUS MEDICAL INCORPORATED AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP ADJUSTMENTS (UNAUDITED)

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June	June	June	June
	2013	2012	2013	2012
GAAP based results:
Income before provision for income tax	$5,635	$914	$10,161	$1,522
Non-GAAP adjustments:
Amortization expense associated with certain acquired intangible assets reported as a component of:
Cost of revenue	791	532	1,565	1,060
Marketing and selling	684	538	1,335	929
Research and development	313	345	626	675
Restructuring charges (G&A)	1,164	679	1,994	1,256
Restructuring charges reversal (G&A)	(124)	—	(1,341)	—
Direct costs of acquisitions (G&A)	436	1,992	1,203	1,992
Accelerate ERP system depreciation (G&A)	—	451	—	902
Embla inventory FMV adjustment (COGS)	—	—	—	55

Non-GAAP income before provision for income tax	8,899	5,451	15,543	8,391
Provision for income tax expense, as adjusted	2,509	2,137	4,596	2,875

Non-GAAP net income	$6,390	$3,314	$10,947	$5,516

Non-GAAP earnings per share:
Basic	$0.22	$0.11	$0.37	$0.19
Diluted	$0.21	$0.11	$0.36	$0.19
Weighted-average shares used to compute
Basic non-GAAP earnings per share	29,666	28,921	29,685	28,888
Diluted non-GAAP earnings per share	30,468	29,697	30,470	29,610
Memo, Gross profit percentage:
GAAP basis	58.8%	56.3%	58.1%	56.2%
non-GAAP basis	59.8%	57.1%	59.0%	57.1%